AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 dated as of March , 2011 (the "Amendment") to the Second Amended and Restated Deposit Agreement dated as of  January 5, 2010 (the "Deposit Agreement") among OJSC ROSTELECOM, incorporated under the laws of the Russian Federation (herein called the "Company"), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States (herein called the "Depositary"), and all Owners and Beneficial Owners from time to time of American Depositary Receipts issued thereunder.
W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and the Receipts.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND FORM OF RECEIPT

SECTION 2.01.  All references in the Deposit Agreement to the term "Deposit Agreement" shall, as of the Effective Date (as herein defined), refer to the Deposit Agreement, as amended by this Amendment.

SECTION 2.02.  Section 1.07  of the Deposit Agreement is amended to read as follows:

The term "Custodian" means the Moscow, Russian Federation, office of Sberbank of Russia as agent of the Depositary for the purposes of this Deposit Agreement, and any other firm or corporation which may hereafter be appointed by the Depositary pursuant to the terms of Section 5.05, as substitute or additional custodian or custodians hereunder, as the context shall require and shall also mean all of them collectively.

SECTION 2.03.  Article 2 of the Deposit Agreement is amended to include the following as Section 2.11 thereof:

SECTION 2.11.  Restricted Securities.  Upon receipt of a written request from the Company to accept Shares that are Restricted Securities ("Restricted Shares") for deposit hereunder, the Depositary agrees to establish procedures permitting the deposit of such Restricted Shares and the issuance of American Depositary Shares representing such deposited Restricted Shares (such American Depositary Shares, the "Restricted American Depositary Shares," and the Receipts evidencing such Restricted American Depositary Shares, the "Restricted American Depositary Receipts").   The Company shall assist the Depositary in the establishment of such procedures and agrees that it shall take all steps necessary and reasonably satisfactory to the Depositary to ensure that the establishment of such procedures does not violate the provisions of the Securities Act of 1933 or any other applicable laws.  Restricted American Depositary Shares can take the form of Rule 144A Restricted American Depositary Shares, Regulation S Restricted American Depositary Shares or any other form or qualification of Restricted American Depositary Share as the Company and Depositary shall agree from time to time.   The representations set forth in Section 3.03 of the Deposit Agreement that Shares proposed for deposit are not Restricted Securities shall not apply to any deposit made against the issuance of Restricted American Depositary Receipts.   Restricted American Depositary Shares may be issued in physical form, registered in the name of the Holder of Restricted American Depositary Shares, or, if a distinct CUSIP number is obtained for any series of such Restricted American Depositary Shares, by the issuance of master Restricted American Depositary Receipts with the Restricted American Depositary Shares issued in book-entry form through The Depository Trust Company or, at the discretion of the Depositary, a common depositary for the Euroclear System ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream").   The depositors of such Restricted Shares and the holders of the Restricted American Depositary Shares may be required prior to the deposit of such Restricted Shares, the transfer of the Restricted American Depositary Receipts and the Restricted American Depositary Shares evidenced thereby or the withdrawal of the Restricted Shares represented by Restricted American Depositary Shares to provide such written certifications, agreements or opinions as the Depositary or the Company may require, including, without limitation, certifications on (i) the deposit of Restricted Shares against the issuance of Rule 144A Restricted American Depositary Shares, (ii) the cancellation of Rule 144A Restricted American Depositary Shares, and (iii) during the 40 day period after the last closing of any offering pursuant to which Regulation S Restricted American Depositary Shares are issued against the deposit of Restricted Shares: (a) the deposit of Restricted Shares against the issuance of such Regulation S Restricted American Depositary Shares and (b) the cancellation of Regulation S Restricted American Depositary Shares.    The Company shall provide to the Depositary in writing the legend(s) to be affixed to the Restricted American Depositary Receipts, which legends shall (i) be in a form reasonably satisfactory to the Depositary and (ii) contain the specific circumstances under which the Restricted American Depositary Receipts and the Restricted American Depositary Shares represented thereby may be transferred or the Restricted Shares withdrawn.   The Restricted American Depositary Shares issued upon the deposit of Restricted Shares shall be separately identified on the books of the Depositary and, to the extent practicable and without any additional cost, the Restricted Shares so deposited shall be held separate and distinct from the other Deposited Securities held hereunder.   Except as set forth in this Section 2.11 and except as required by applicable law, the Restricted American Depositary Receipts and the Restricted American Depositary Shares evidenced thereby shall be treated as American Depositary Receipts and American Depositary Shares issued and outstanding under the terms of the Deposit Agreement. In the event that, in determining the rights and obligations of parties hereto with respect to any Restricted American Depositary Shares, any conflict arises between (a) the terms of this Deposit Agreement (other than this Section 2.11) and (b) the terms of (i) this Section 2.11  and any procedures or other agreements entered into by the Company and the Depositary with respect thereto or (ii) the applicable Restricted American Depositary Receipt, the terms and conditions set forth in this Section 2.11 and of the Restricted American Depositary Receipt shall be controlling and shall govern the rights and obligations of the parties to this Deposit Agreement pertaining to the deposited Restricted Shares, the Restricted American Depositary Shares and the Restricted American Depositary Receipts.

With respect to those Restricted Shares and/or Restricted American Depositary Receipts and Restricted American Depositary Shares issued and/or sold in reliance upon an exemption other than Regulation S, at such time as the Restricted American Depositary Shares and the Restricted Shares are no longer Restricted Securities, the Depositary, upon receipt of (x) an opinion of counsel reasonably satisfactory to the Depositary setting forth, inter alia, that such Restricted American Depositary Receipts, Restricted American Depositary Shares and Restricted Shares are not as of such time Restricted Securities, and (y) instructions from the Company to remove the restrictions applicable to such Restricted American Depositary Receipts, Restricted American Depositary Shares and the Restricted Shares, shall (i) eliminate the distinctions and separations between such Restricted Shares held on deposit under this Section 2.11 and the other Shares held on deposit under the terms of the Deposit Agreement that are not Restricted Shares, (ii) treat such newly unrestricted American Depositary Receipts and American Depositary Shares on the same terms as, and fully fungible with, the other American Depositary Receipts and American Depositary Shares issued and outstanding under the terms of the Deposit Agreement that are not Restricted American Depositary Receipts or Restricted American Depositary Shares, (iii) take all actions necessary to remove any distinctions, limitations and restrictions previously existing under this Section 2.11 between such Restricted American Depositary Receipts and Restricted American Depositary Shares, respectively, on the one hand, and the other American Depositary Receipts and American Depositary Shares that are not Restricted American Depositary Receipts or Restricted American Depositary Shares, respectively, on the other hand.   With respect to those Restricted Shares and/or Restricted American Depositary Receipts and Restricted American Depositary Shares issued and/or sold in reliance upon an exemption under Regulation S promulgated under the Securities Act of 1933,  40 days after the last original issue date of such Restricted American Depositary Shares (as such date shall be confirmed in writing by the Company to the Depositary), the Depositary shall  (i) eliminate the distinctions and separations between such Restricted Shares held on deposit under this Section 2.11 and the other Shares held on deposit under the terms of the Deposit Agreement that are not Restricted Shares, (ii) treat such newly unrestricted American Depositary Receipts and American Depositary Shares on the same terms as, and fully fungible with, the other American Depositary Receipts and American Depositary Shares issued and outstanding under the terms of the Deposit Agreement that are not Restricted American Depositary Receipts or Restricted American Depositary Shares, (iii) take all actions necessary to remove any distinctions, limitations and restrictions previously existing under this Section 2.11 between such Restricted American Depositary Receipts and Restricted American Depositary Shares, respectively, on the one hand, and the other American Depositary Receipts and American Depositary Shares that are not Restricted American Depositary Receipts or Restricted American Depositary Shares, respectively, on the other hand.

SECTION 2.04.  Section 5.05 of the Deposit Agreement is amended to read as follows:

The Custodian shall be subject at all times and in all respects to the directions of the Depositary and shall be responsible solely to it.   The Custodian may resign and be discharged from its duties hereunder by notice of such resignation delivered to the Depositary at least thirty (30) days prior to the date on which such resignation is to become effective.  If upon such resignation there shall be no Custodian acting hereunder, the Depositary shall, promptly after receiving such notice, appoint a substitute custodian or custodians approved by the Company (such approval not to be unreasonably withheld), each of which shall thereafter be a Custodian hereunder. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners to do so, it may appoint a substitute or additional custodian or custodians, each of which shall thereafter be one of the Custodians hereunder.  The Depositary shall notify the Company of the appointment of a substitute or additional Custodian at least 30 days prior to the date on which such appointment is to become effective.  Upon demand of the Depositary the Custodian shall deliver such of the Deposited Securities held by it as are requested of it to any other Custodian or such substitute or additional custodian or custodians.  Each such substitute or additional custodian shall deliver to the Depositary, forthwith upon its appointment, an acceptance of such appointment satisfactory in form and substance to the Depositary.  Promptly after any such change, the Depositary shall give notice thereof in writing to all Owners.

Upon the appointment of any successor depositary hereunder, each Custodian then acting hereunder shall forthwith become, without any further act or writing, the agent hereunder of such successor depositary and the appointment of such successor depositary shall in no way impair the authority of each Custodian hereunder; but the successor depositary so appointed shall, nevertheless, on the written request of any Custodian, execute and deliver to such Custodian all such instruments as may be proper to give to such Custodian full and complete power and authority as agent hereunder of such successor depositary.

At the time any entity is appointed as Custodian hereunder such entity shall be required to certify to the Depositary and the Company its compliance to the following: (a) such entity has been exercising its activities for at least 7 years; (b) the amount of the such entity's own capital (own assets) is not less than 150 milliard roubles, (c) the market value of the securities accepted by such entity as custodian for depository servicing is at least 150 milliard roubles; and (d) within the last two years, insolvency (bankruptcy) proceedings were not initiated and sanctions in the form of suspending or canceling the license of such entity for exercising depository activity were not imposed in respect of such entity.  The Depositary may rely upon such certification for all purposes hereunder.

SECTION 2.05.  References to "the General Director" in the Deposit Agreement and the form of Receipt shall be replaced with references to "the President".

SECTION 2.06.  The form of Receipt, reflecting the amendments set forth herein, is amended and restated to read as set forth as Exhibit A hereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Depositary and the Owners and Beneficial Owners, that:

(a)  This Amendment, when executed and delivered by the Company, and the Deposit Agreement and the Form F-6 as executed and delivered by the Company in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, and any other document furnished hereunder or thereunder in the Russian Federation, neither of such agreements need to be filed or recorded with any court or other authority in the Russian Federation, nor does any stamp or similar tax need to be paid in the Russian Federation on or in respect of such agreements; and

(c)  All of the information provided to the Depositary by the Company in connection with this Amendment is true, accurate and correct.

SECTION 3.02.  Representations and Warranties of the Depositary.  The Depositary represents and warrants to, and agrees with, the Company that this Amendment, when executed and delivered by the Depositary, and the Deposit Agreement and the Form F-6 as executed and delivered by the Depositary in connection herewith, will be and have been, respectively, duly and validly authorized, executed and delivered by the Depositary, and constitute the legal, valid and binding obligations of the Depositary, enforceable against the Depositary in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01.  Effective Date.  This Amendment is dated as of the date set forth above and shall be effective as of the date hereof.

SECTION 4.02.  Indemnification.  The parties hereto shall be entitled to all of the benefits of the indemnification provisions of Section 5.08 of the Deposit Agreement, as amended hereby in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 4.03.  Governing Law; Jurisdiction.  The Deposit Agreement, the Amendment and the Receipts as amended hereby shall be governed by and construed in accordance with the provisions set forth in Article 7 of the Deposit Agreement.

SECTION 4.04.  Outstanding Receipts.    Receipts issued prior or subsequent to the date hereof, which do not reflect the changes to the form of Receipt effected hereby, do not need to be called in for exchange and may remain outstanding until such time as the Holders thereof choose to surrender them for any reason under the Deposit Agreement.  The Depositary is authorized and directed to take any and all actions deemed necessary to effect the foregoing.

IN WITNESS WHEREOF, OJSC ROSTELECOM and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment as of the day and year first set forth above.

OJSC ROSTELECOM

By:
Name:	Mr. Alexander Yu. Provotorov
Title:	President of OJSC Rostelecom

By:
Name:	Mr. Roman A. Frolov
Title:	Chief Accountant of OJSC Rostelecom

JPMORGAN CHASE BANK, N.A., as Depositary

By:
Name:	Gregory A. Levendis
Title:	Vice President

EXHIBIT A

ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT

EXHIBIT A

AMERICAN DEPOSITARY SHARES (Each American Depositary Share represents Six (6) Shares)

IT IS EXPECTED THAT THE SHARES DEPOSITED HEREUNDER WILL BE REGISTERED ON THE SHARE REGISTER MAINTAINED BY THE RUSSIAN SHARE REGISTRAR OF THE COMPANY IN THE NAME OF JPMORGAN CHASE BANK, N.A. AS DEPOSITARY, OR ITS NOMINEE, OR OF THE CUSTODIAN, OR ITS NOMINEE. OWNERS AND BENEFICIAL OWNERS SHOULD BE AWARE, HOWEVER, THAT RUSSIA'S SYSTEM OF SHARE REGISTRATION AND CUSTODY CREATES RISKS OF LOSS THAT ARE NOT NORMALLY ASSOCIATED WITH INVESTMENTS IN OTHER SECURITIES MARKETS. THE DEPOSITARY WILL NOT BE LIABLE FOR UNAVAILABILITY OF SHARES OR FOR THE FAILURE TO MAKE ANY DISTRIBUTION OF CASH OR PROPERTY WITH RESPECT THERETO AS A RESULT OF SUCH UNAVAILABILITY

THE DEPOSITARY HAS BEEN ADVISED BY RUSSIAN COUNSEL THAT COURTS IN THE RUSSIAN FEDERATION ARE NOT REQUIRED TO RECOGNISE OR ENFORCE JUDGMENTS OBTAINED IN THE UNITED STATES OF AMERICA, INCLUDING, WITHOUT LIMITATION, IN THE  COURTS OF NEW YORK.

JPMORGAN CHASE BANK, N.A.
AMERICAN DEPOSITARY RECEIPT FOR
ORDINARY SHARES OF
THE NOMINAL VALUE OF 0.0025 RUBLES EACH OF
OJSC ROSTELECOM
(INCORPORATED UNDER THE LAWS OF THE RUSSIAN FEDERATION)

JPMorgan Chase Bank, N.A., as depositary (hereinafter called the "Depositary"), hereby certifies that ____________________________________, or registered assigns IS THE OWNER OF ____________________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares in registered form, nominal value 0.0025 Rubles each (herein called "Shares") of OJSC ROSTELECOM, incorporated under the laws of the Russian Federation (herein called the "Company").  The term "Depositary" shall include the nominee of JPMorgan Chase Bank, N.A. in whose name Shares are registered pursuant to the Deposit Agreement (as such term is hereinafter defined).  At the date hereof, each American Depositary Share represents six (6) Shares deposited or subject to deposit under the Deposit Agreement (as such term is hereinafter defined) at the Moscow, Russian Federation, office of Sberbank of Russia (herein called the "Custodian").

THE DEPOSITARY'S OFFICE ADDRESS
IS 4 NEW YORK PLAZA, NEW YORK, NEW YORK 10004

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Second Amended and Restated Deposit Agreement, dated as of January 5, 2010 (as hereinafter amended from time to time, the "Deposit Agreement"), by and among the Company, the Depositary, and all Owners and Beneficial Owners from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof.  The Deposit Agreement sets forth the rights of Owners and Beneficial Owners of the Receipts and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the Depositary's Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Capitalized terms defined in the Deposit Agreement and not defined herein shall have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Depositary's Office of this Receipt and upon payment of the fees and expenses of the Depositary provided in this Receipt, and subject to the terms and conditions of the Deposit Agreement and accompanied by such documents as the Depositary may require (including a purchase/sale contract relating to the transfer of the Shares), and upon payment of the fee of the Depositary for the surrender of Receipts as provided in Section 5.09 of the Deposit Agreement and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of the Deposited Securities and subject to the terms and conditions of the Deposit Agreement, the Charter of the Company and the Deposited Securities, the Owner hereof is entitled to delivery, to him or upon his order, of the Deposited Securities at the time represented by the American Depositary Shares for which this Receipt is issued; provided that the Depositary shall not make arrangements for such delivery or collection if (i) the Depositary is notified by the Company in writing that delivery of Deposited Securities will not comply generally, or in one or more localities, with any applicable law or governmental or stock exchange regulations or the delivery of Deposited Securities is blocked by any applicable court order,  (ii) the Depositary is notified by the Company in writing that delivery of Deposited Securities will result in ownership of such Shares exceeding any limit under applicable Russian law or government resolution or the Charter of the Company, or for any other reason as agreed with the Depositary, as notified to the Depositary by the Company from time to time, or (iii) in the case where the Depositary has been informed by the Company that either a Placement Notice or a Placement Report has been prepared in respect of any other New Shares represented by American Depositary Shares, then in relation to those American Depositary Shares, during any period prior to the Depositary being notified in writing that a valid Placement Notice has been duly and timely filed or a Placement Report has been registered by the FSFM in relation to those Shares or, if later, the Moscow Business Day next following the due and timely filing of a valid Placement Notice with the FSFM or the registration of a valid Placement Report by the FSFM. For the avoidance of doubt, in the absence of any such notification from the Company, the Depositary is not under any obligation to ascertain or determine whether or not any such delivery should be refused (including monitoring ownership levels amongst Owners or Beneficial Owners) and the Depositary shall not be liable for any loss, damage or other consequences arising from any such delivery. Also, for the avoidance of doubt, provided that it is complying with a written notification from the Company pursuant to this Article 2, the Depositary shall not be liable for any loss, damage or other consequences arising from its refusal or delivery. The Depositary shall only be obliged to deliver Shares or other Deposited Securities to the extent that Shares or such other Deposited Securities are then held by the Custodian or the Depositary or by their respective agents pursuant to the provisions of the Deposit Agreement; provided further that the Depositary may suspend the withdrawal of all or any category of Deposited Securities during any period when the Share Register is closed. The Depositary may withhold the delivery of Shares until any applicable fees and expenses have been paid.

Delivery of such Deposited Securities may be made by the delivery of (a) certificates or other documents evidencing title (including extracts from the Share Register) in the name of the Owner hereof or as ordered by him or certificates properly endorsed or accompanied by proper instruments of transfer and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt.  The Depositary shall direct the Custodian or its agents to cause the transfer and recordation by the Russian Share Registrar on the Share Register of the Shares being withdrawn in the name of such Owner or as directed by him as above provided, and the Company shall use its best efforts to ensure that such transfer and recordation is effected within three (3) Business Days of the Russian Share Registrar's receipt of such documentation as may be required by applicable law and the reasonable and customary internal regulations of the Russian Share Registrar or as soon thereafter as practicable.  Upon such transfer and recordation, the Custodian shall deliver at the Moscow, Russian Federation, office of the Custodian, subject to Sections 2.06, 3.01 and 3.02 of the Deposit Agreement and to the other terms and conditions thereof, to or upon the written order of the person or persons designated in the order delivered to the Depositary as above provided, documents evidencing title (including extracts from the Share Register) for the amount of Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, except that, if and to the extent practicable, the Depositary may make delivery to such person or persons at the Depositary's Office of any dividends or distributions with respect to the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt, or of any proceeds of sale of any dividends, distributions or rights, which may at the time be held by the Depositary.  At the request, risk and expense of any Owner so surrendering this Receipt, and for the account of such Owner, the Depositary shall direct the Custodian to forward any cash or other property (other than rights) comprising, and forward a certificate or certificates or other documents evidencing title (including extracts from the Share Register) for (as described above), the Deposited Securities represented by the American Depositary Shares evidenced by such Receipt to the Depositary for delivery at the Depositary's Office.  Such direction shall be given by letter or, at the request, risk and expense of such Owner, by cable, telex or facsimile transmission.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at the Depositary's Office by the Owner hereof in person or by a duly authorized attorney, without unreasonable delay, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose.  This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presenter of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees and expenses as provided in this Receipt, may require the production of proof satisfactory to it as to the identity of any signatory and genuineness of any signature and may also require compliance with such reasonable regulations as the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt, including, without limitation, this Article 3.

The delivery of Receipts against deposit of Shares generally or against deposit of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence.  Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal  of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.  The Depositary has agreed to comply with written instructions of the Company that the Depositary will not accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may reasonably be specified in such instructions in order to facilitate the Company's compliance with the securities laws in the United States.

4.	LIABILITY OF OWNER OR BENEFICIAL OWNERS FOR TAXES.

If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner or Beneficial Owner hereof to the Depositary, and such Owner or Beneficial Owner shall be deemed liable therefor.  In addition to any other remedies available to it, the Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Beneficial Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Beneficial Owner hereof shall remain liable for any deficiency.  The obligations of Owners and Beneficial Owners under this Article 4 shall survive any transfer of Receipts pursuant to Section 2.04 of the Deposit Agreement, any surrender of Receipts and withdrawal of Deposited Securities pursuant to Section 2.05 of the Deposit Agreement, or the termination of the Deposit Agreement pursuant to Section 6.02 of the Deposit Agreement.

Each Owner and Beneficial Owner shall indemnify the Depositary, the Company, the Custodian and any of their respective directors, officers, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

5.	WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not Restricted Securities unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an Affiliate, the person also represents and warrants that upon the sale of the American Depositary Shares, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of American Depositary Shares) will be fully complied with and, as a result thereof, all of the American Depositary Shares issued in respect of such Shares will not be on the sale thereof, Restricted Securities.  Such representations and warranties shall survive the deposit of Shares and issuance of Receipts.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Beneficial Owner of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, or such information relating to the registration on the books of the Company or the Russian Share Registrar, if applicable, to execute such certificates and to make such representations and warranties, as the Depositary, or the Company, upon written notice to the Depositary, may deem necessary or proper.  The Depositary may, and at the reasonable written request of the Company will, withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made to the satisfaction of the Depositary and the Company.  Each Owner and Beneficial Owner agrees to provide any information requested by the Company or the Depositary pursuant to Section 3.01 of the Deposit Agreement and this Article 6.    No Share shall be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the Russian Federation which is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The Company agrees to pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any Registrar only in accordance with agreements in writing entered into between the Depositary and the Company from time to time.  The Depositary shall present detailed statements for such charges and expenses to the Company once every three months.  The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party depositing or withdrawing Shares or by any Owner of Receipts or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement), whichever applicable:  (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share Register of the Company maintained by the Russian Share Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, (3) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement, (4) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee of $5.00 or less per 100 American Depositary Shares (or portion thereof) for the execution and delivery of Receipts pursuant to Sections 2.03, 4.03 or 4.04 of the Deposit Agreement and the surrender of Receipts pursuant to Sections 2.05 or 6.02 of the Deposit Agreement, (6)  a fee of $0.02 or less per American Depositary Share (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, including, but not limited to Sections 4.01 through 4.04 of the Deposit Agreement, (7)  a fee of $0.01 or less per American Depositary Share (or portion thereof) per calendar year for custodial related matters (which fee shall be assessed against Owners of record as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Owners for such fee or by deducting such fee from one or more cash dividends or other cash distributions), (8) a fee for the distribution of securities pursuant to Section 4.02 of the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of American Depositary Shares referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause 8 treating all such securities as if they were Shares) but which securities are instead distributed by the Depositary to Owners, (9) a fee not in excess of $1.50 per certificate for a Receipt or Receipts for transfers made pursuant to the terms of the Deposit Agreement, and (10) an aggregate fee of U.S.$0.02 per American Depositary Share per calendar year for services performed by the Depositary in administering the Receipts (which fee may be charged on a periodic basis during each calendar year ((with the aggregate of such fees not to exceed the amount set forth above))) and shall be assessed against Owners as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Owners or by deducting such charge from one or more cash dividends or other cash distributions); provided, however, that if the Depositary imposes a fee under this clause (10), then the total of fees assessed under this clause (10), combined with the total of fees assessed under clauses (6) and (7) above, shall not exceed U.S.$0.03 per American Depositary Share in any calendar year.

The Depositary, subject to Article 8 hereof, may own and deal, in accordance with applicable law, in any class of securities of the Company and its Affiliates and in Receipts.

8.	PRE-RELEASE OF RECEIPTS.

The Depositary may issue Receipts against rights to receive Shares from the Company.  No such issue of Receipts will be deemed a "Pre-Release" subject to the restrictions of the following paragraph.

Unless requested by the Company to cease doing so, notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.09 of the Deposit Agreement (a "Pre-Release").  The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released.  The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts or Shares are to be delivered (the "Pre-Releasee") that the Pre-Releasee, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized (such collateral marked to market daily) with cash, or such other collateral as the Depositary reasonably deems appropriate, (c) terminable by the Depositary on not more than five (5) Business Days notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate, and may, with the prior written consent of the Company, change such limit from time to time for purposes of general application.  The Depositary will also set limits with respect to Pre-Release transactions to be entered into under the Deposit Agreement with any particular Pre-Releasee on a case-by-case basis as it deems appropriate. The collateral referred to in clause (b) above will be held by the Depositary for the benefit of the Owners as security for the performance of the obligations to deliver Shares set forth in clause (a) above (and will not, for the avoidance of doubt, constitute Deposited Securities under the Deposit Agreement).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

The Company will have no liability to any Owner with respect to any representations, actions or omissions by the Depositary, any holder of Receipts, or any Owner or any of their respective agents pursuant to the Deposit Agreement and the Receipts.

9.	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and Beneficial Owner of this Receipt by accepting or holding the same consents and agrees, that title to this Receipt when properly endorsed or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of New York, provided, however, that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement to any holder of this Receipt, unless such holder is the Owner hereof.

10.	VALIDITY OF RECEIPT.

This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual or facsimile signature of a duly authorized signatory of the Depositary; provided, however, that such signature may be a facsimile if a Registrar for the Receipts shall have been appointed and such Receipts are countersigned by the manual signature of a duly authorized officer of the Registrar.

11.	REPORTS; INSPECTION OF TRANSFER BOOKS.

Upon effectiveness of the termination of the Company’s reporting requirements under the Securities Exchange Act of 1934, the Company shall publish information in English required to maintain the exemption from registration under Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the “Rule 12g3-2(b) exemption”) on its Internet Web site (www.rt.ru) or through an electronic information delivery system generally available to the public in its primary trading market and shall comply with the other requirements of the Rule 12g3-2(b) exemption. The Company represents that, as of the effectiveness of the termination of the Company's reporting requirements under the Securities Exchange Act of 1934, it shall be exempt from the requirement to register a class of equity securities under Section 12(g) of the Securities Exchange Act of 1934 pursuant to the Rule 12g3-2(b) exemption. The Company agrees to promptly notify the Depositary and all Holders in the event that the Company ceases to qualify for the Rule 12g3-2(b) exemption. The Depositary does not assume any duty to determine if the Company is complying with the current requirements of the Rule 12g3-2(b) exemption or to take any action if the Company is not complying with those requirements.

The Depositary will make available for inspection by Owners of Receipts at the Depositary's Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary will also send to Owners of Receipts (i) copies of such reports when furnished by the Company pursuant to Section 5.06 of the Deposit Agreement, (ii) copies of any written communications provided to the Depositary by the Russian Share Registrar pursuant to Section 5.13(b)(v) of the Deposit Agreement, and (iii) copies of any notices given or required to be given by the Depositary pursuant to Section 5.13(d) of the Deposit Agreement.  Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Company shall be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the Commission.

The Depositary will keep books, at the Depositary's Office, for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company, including without limitation a matter related to the Deposit Agreement or the Receipts.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the commercially reasonable judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert as promptly as practicable, such dividend or distribution into Dollars and will distribute, as promptly as practicable, the amount thus received (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners of Receipts entitled thereto; provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.

Subject to the provisions of Sections 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will, as promptly as practical, cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason the Depositary reasonably deems such distribution not to be feasible, the Depositary may, after consultation with the Company to the extent practicable, adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement; provided, however, that no distribution to Owners pursuant to Section 4.02 of the Deposit Agreement will be unreasonably delayed by any action of the Depositary or any of its agents.

If any distribution consists of a dividend in, or free distribution of, Shares, the Depositary may and will if the Company shall so request, distribute, as promptly as practicable, to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees and expenses of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement. The Depositary may withhold any such distribution of Receipts under Section 4.03 of the Deposit Agreement if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act of 1933 or is exempt from registration under the provisions of such Act.  In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement provided, however, that no distribution to Owners pursuant to Section 4.03 of the Deposit Agreement will be unreasonably delayed by any action of the Depositary or any action of its agents.  If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) or any deposit of Shares, transfer of Receipts or withdrawal of Deposited Securities under the Deposit Agreement is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.  The Depositary will forward to the Company such information from its records as the Company may request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Owners.

13.	RIGHTS.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares (including New Shares) or any rights of any other nature, the Depositary, after consultation with the Company to the extent practicable, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse.  If at the time of the offering of any rights the Depositary determines that it is lawful and feasible to make such rights available to all or certain Owners but not to other Owners, the Depositary may, and at the request of the Company shall, distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will promptly make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner.  As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.02 of the Deposit Agreement, and shall, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner.  In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

If the Depositary determines, after consultation with the Company to the extent practicable, that it is not lawful and feasible to make such rights available to all or certain Owners, it may, and at the request of the Company shall, use its best efforts that are reasonable under the circumstances to sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and shall allocate the net proceeds of such sales (net of the fees and expenses of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.  Such proceeds shall be distributed as promptly as practicable in accordance with Section 4.01 of the Deposit Agreement.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from the registration requirements of the Securities Act of 1933 and, if applicable, the Securities Exchange Act of 1934 or have been registered under the Securities Act of 1933 and, if applicable, the Securities Exchange Act of 1934 (and such registration statement has been declared effective); provided, that nothing in the Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective.  If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.	CONVERSION OF FOREIGN CURRENCY.

Whenever the Depositary shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the commercially reasonable judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, as promptly as practicable, by sale or in any other manner that it may reasonably determine, in accordance with applicable law, such foreign currency into Dollars, and such Dollars shall be distributed as promptly as practicable to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation.  Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file, as promptly as practicable, such application for approval or license, however, the Depositary will be entitled to rely on local Russian counsel in such matters, which counsel shall be instructed to act as promptly as practicable.

If at any time any foreign currency received by the Depositary or the Custodian is not, pursuant to applicable law, convertible in whole or in part into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary cannot be promptly obtained, or if any such approval or license is not promptly obtained, the Depositary shall, (a) as to that portion of the foreign currency that is convertible into Dollars, make such conversion and if permitted by applicable law, transfer such Dollars to the United States for distribution in accordance with the first paragraph of Section 4.05 of the Deposit Agreement and of this Article 14 and (b) as to the nonconvertible balance, if any, (i) if requested in writing by an Owner distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to such Owner and (ii) if not so requested by the Owner hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.	RECORD DATES.

Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall find it necessary or convenient, the Depositary shall fix a record date (which date, to the extent applicable, shall be as close as possible to the record date applicable to the relevant Deposited Securities) (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement or (c) for the determination of the Owners who shall be responsible for any fees assessed by the Depositary .

16.	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Company, the Depositary shall, as soon as practicable thereafter, mail to the Owners of Receipts a notice, in such form as approved by the Company to the extent practicable, which shall contain (a) such information as is contained in such notice of meeting received by the Depositary from the Company (or if requested by the Company, a summary of such information provided by the Company), (b) a statement that the Owners of Receipts as of the close of business on a specified record date will be entitled, subject to any applicable provision of law and of the Charter of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given.  Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such American Depositary Shares evidenced by such Receipt in accordance with the instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

The Depositary shall if requested by the Company deliver, at least two Business Days prior to the date of such meeting, to the Company, to the attention of its President, copies of all instructions received from Owners in accordance with which the Depositary will vote, or cause to be voted, the Deposited Securities represented by the American Depositary Shares evidenced by such Receipts at such meeting.  Delivery of instructions will be made at the expense of the Company (unless otherwise agreed in writing by the Company and the Depositary) provided that payment of such expense shall not be a condition precedent to the obligations of the Depositary under this Article.

17.	CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence.  In any such case the Depositary may, in its reasonable discretion, after consultation with the Company to the extent practicable, and will if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.  Promptly upon receipt of notice from the Company pursuant to Section 5.06 of the Deposit Agreement of the occurrence of any of the events referred to in the first sentence of this Article 17, the Depositary will give notice thereof to all Owners.

Notwithstanding the foregoing, in the event that any securities or other distribution so received may not be lawfully distributed to some or all Owners, the Depositary may, subject to receipt of an opinion of Company's counsel paid for by the Company that such action is not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper, and may allocate the net proceeds of such sales (after payment, netting or deduction of (a) the applicable fees and charges (as the Depositary may reasonably determine to be appropriate in accordance with Section 5.09 of the Deposit Agreement) of, and expenses incurred by, the Depositary and (b) taxes and other governmental charges) for the account of the Owners otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Owners and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received pursuant to Section 4.01 of the Deposit Agreement.   The Depositary shall have no obligations with respect to any such securities or other distribution to the extent a satisfactory opinion of counsel is not received by the Depositary on a timely basis.

18.	LIABILITY OF THE COMPANY AND DEPOSITARY.

Neither the Depositary nor the Company nor any of their respective directors, officers, employees, agents or Affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of (a) any provision of any present or future law, rule, regulation, fiat, order or decree of the United States, the Russian Federation or any other country, or of any governmental or regulatory authority or stock exchange or market or automated quotation system, the provisions of or governing Deposited Securities, or by reason of any act of God, war, terrorism or other circumstances beyond its control, or (b) in the case of the Depositary only, (i) any act or failure to act of the Company, its agents, the Russian Share Registrar or any of their respective directors, officers, employees, agents or Affiliates, (ii) any provision, present or future, of the Charter of the Company or any other instrument of the Company governing the Deposited Securities or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, the Depositary or the Company shall be prevented, delayed or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall or may be done or performed (including, in the case of the Depositary, delivery of any Deposited Securities or distribution of cash or property in respect thereof pursuant to Articles 12 and 13 hereof); nor shall the Depositary or the Company or any of their respective directors, officers, employees, agents or Affiliates incur any liability to any Owner or Beneficial Owner of a Receipt by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the Charter of the Company.  Where, by the terms of a distribution pursuant to Sections 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, the Depositary is prevented or prohibited from disposing such distribution or offering available to Owners of Receipts, and the Depositary is prevented or prohibited from disposing of such distribution or offering on behalf of such Owners and making the net proceeds available to such Owners, then the Depositary, after consultation with the Company to the extent practicable, shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse.  Neither the Company nor the Depositary assumes any obligation or shall be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of Receipts, except that the Company agrees to perform its obligations specifically set forth in the Deposit Agreement without gross negligence or bad faith and that the Depositary agrees to perform its obligations specifically set forth in the Deposit Agreement without gross negligence or bad faith.  The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities.  Neither the Depositary nor the Company, nor any of their respective directors, officers, employees, agents or Affiliates shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company, nor any of their respective directors, officers, employees, agents or Affiliates shall be liable (i) by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or (ii) for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information; provided, however, that in the case of the Company, advice of or information from legal counsel is from recognized U.S. counsel for U.S. legal issues, recognized Russian counsel for Russian legal issues and recognized counsel of any other jurisdiction for legal issues with respect to that jurisdiction.    The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast (provided that any such action or inaction is in good faith) or the effect of any such vote.  The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without gross negligence or bad faith while it acted as Depositary.  The Depositary shall not be liable to the Company, any Owner or Beneficial Owner or any other person for the unavailability of Deposited Securities or for the failure to make any distribution of cash or property with respect thereto as a result of (i) any act or failure to act of the Company, its agents, the Russian Share Registrar or any of their respective directors, officers, employees, agents or Affiliates, (ii) any provision of any present or future law, rule, regulation, fiat, order or decree of the United States, the Russian Federation or any other country, or on account of possible criminal or civil penalties or restraint, (iii) any provision of any present or future regulation of any governmental or regulatory authority or stock exchange or market or automated quotation system, (iv) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities, (v) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or (vi) any act of God, war, terrorism or other circumstance beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure).  The Company shall not be liable to any Owner or Beneficial Owner or any other person for the unavailability of the Deposited Securities or for the failure to make any distribution of cash or property with respect thereto as a result of (i) any provision of any present or future law, rule, regulation, fiat, order or decree of the United States, the Russian Federation or any other country, or on account of possible criminal or civil penalties or restraint, (ii) any provision of any present or future regulation of any governmental or regulatory authority or stock exchange or market or automated quotation system, or (iii) any act of God, war, terrorism or other circumstance occurring beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure). In the Deposit Agreement the Company and the Depositary have agreed to indemnify each other under certain circumstances.  Neither the Depositary nor the Company, nor any of their respective directors, officers, employees, agents or Affiliates shall incur any liability in the case that any or all holders of Deposited Securities benefit from any distribution, offering, right or other benefit which is not, under the terms of the Deposit Agreement, made available to any or all Owner(s) or Beneficial Owners of American Depositary Shares issued hereunder.

The Depositary shall not be liable for the acts or omissions made by any securities depository, clearing agency or settlement system in the Russian Federation in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.

Notwithstanding anything to the contrary set forth in the Deposit Agreement or a Receipt, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Owner or Owners, any Receipt or Receipts or otherwise related hereto to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

None of the Depositary, the Custodian or the Company shall be liable for the failure by any Owner or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Owner's or Beneficial Owner's income tax liability. The Depositary and the Company shall not incur any liability for any tax consequences that may be incurred by Owners and/or Beneficial Owners on account of their ownership of the Receipts or American Depositary Shares.

The Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any Custodian that is not a branch or Affiliate of JPMorgan Chase Bank, N.A.

Neither the Company nor the Depositary nor any of their respective agents shall be liable to Owners or Beneficial Owners for any indirect, special, punitive or consequential damages.

No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Beneficial Owners of Receipts in any respect which they may deem necessary or desirable.  Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees and cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts.  Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.  Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the American Depositary Shares to be registered on Form F-6 under the Securities Act of 1933, (b) the American Depositary Shares or Shares to be traded solely in electronic book-entry form, or (c)  the American Depositary Shares to be delisted from the New York Stock Exchange and/or deregistered under the Securities Exchange Act of 1934 and (ii) do not in either such case impose or increase any fees or charges to be borne by Owners, shall be deemed not to prejudice any substantial rights of Owners.   Notice of any amendment to the Deposit Agreement or form of Receipt shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Owner identifies a means for Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the Commission's, the Depositary's or the Company's website or upon request from the Depositary).  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of Receipt to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the Receipt at any time in accordance with such changed laws, rules or regulations.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Owners or within any other period.

21.	TERMINATION OF DEPOSIT AGREEMENT.

The Depositary shall at any time at the direction of the Company, terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding, such termination to be effective on a date specified in such notice not less than thirty (30) days after the date thereof, if at any time thirty (30) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement.  On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Depositary's Office and (b) payment of any applicable taxes or governmental charges and the fees and expenses of the Depositary, including the fee of the Depositary for the surrender of Receipts referred to in Section 5.09 of the Deposit Agreement, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt in the manner provided in Section 2.05 of the Deposit Agreement.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights and other property as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges).  At any time after the expiration of six months from the date of termination, the Depositary may sell the Deposited Securities then held hereunder and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it hereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds.  After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges), and except as provided in Section 5.08 of the Deposit Agreement.  Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 of the Deposit Agreement.

22.	ARBITRATION; WAIVER OF IMMUNITIES.

The Deposit Agreement provides that any dispute, controversy, claim or cause of action brought by any party to the Deposit Agreement or other person against the Company, arising out of or relating to the Shares or other Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement, or the breach thereof, shall be referred to, and finally resolved by, arbitration in London, England in accordance with the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this Article 22, and that judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, that in the event of any third-party litigation to which the Depositary is a party and to which the Company may properly be joined, the Company may be so joined by the Depositary in any court of competent jurisdiction in which such litigation is proceeding; and provided further that any such dispute, controversy, claim or cause of action relating to or based upon any provision of the federal securities laws of the United States or the rules and regulations thereunder may, but need not, be submitted to arbitration as provided in the Deposit Agreement.  The Deposit Agreement also provides that any dispute, controversy, claim or cause of action arising out of or relating to the Shares or other Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement not subject to arbitration shall be litigated in the federal and state courts in the Borough of Manhattan in the City of New York, State of New York, United States of America.

To the extent that the Company or any of its properties, assets or revenues may have or hereafter become entitled to, or have attributed to it, any right of sovereign immunity, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any United States or State court in the State of New York, County of New York in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with the Shares or other Deposited Securities, the American Depositary Shares, the Receipts or the Deposit Agreement, the Company, to the fullest extent permitted by law, has irrevocably and unconditionally waived, and has agreed not to plead or claim, any such immunity and has consented to such relief and enforcement.

23.	REGISTRATION OF SHARES; RUSSIAN SHARE REGISTRAR; SHARE REGISTER.

(a)           The Company agreed in the Deposit Agreement that it shall:

(i)           take such action as is reasonably necessary to ensure the accuracy and completeness of all information set forth in the Share Register;

(ii)           provide or use its reasonable efforts to cause the Russian Share Registrar to provide to the Depositary, the Custodian or their respective agents unrestricted access to the Share Register during ordinary business hours in Moscow, Russia, in such manner and upon such terms and conditions as the Depositary, in its reasonable discretion, may deem appropriate, to permit the Depositary, the Custodian or their respective agents to regularly reconcile the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement and, in connection therewith, to provide the Depositary, the Custodian or their respective agents, upon request, with a duplicate extract from the Share Register duly certified by the Russian Share Registrar (or some other evidence of verification which the Depositary, in its reasonable discretion, deems sufficient);

(iii)           use its reasonable best efforts to cause the Russian Share Registrar promptly (and, in any event, within three (3) business days in Moscow, Russia, of the Russian Share Registrar's receipt of such documentation as may be required by applicable law and regulation and the reasonable and customary internal regulations of the Russian Share Registrar, or as soon as practicable thereafter) to effect the re-registration of ownership of Shares in the Share Register in connection with any deposit or withdrawal of Shares or other Deposited Securities under the Deposit Agreement;

(iv)          permit and use its reasonable efforts to cause the Russian Share Registrar to permit the Depositary or the Custodian to register any Shares held hereunder in the name of the Depositary, the Custodian or their respective nominees (who may be non-residents of Russia); and

(v)          use its reasonable efforts to cause the Russian Share Registrar promptly to notify the Depositary in writing at any time that the Russian Share Registrar (A) eliminates the name of a shareholder of the Company from the Share Register or otherwise alters a shareholder's interest in the Shares and such shareholder alleges to the Company or the Russian Share Registrar or publicly that such elimination or alteration is unlawful; (B) no longer will be able materially to comply with, or has engaged in conduct that indicates it will not materially comply with, the provisions of the Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof); (C) refuses to re-register the Shares in the name of a particular purchaser and such purchaser (or its respective seller) alleges that such refusal is unlawful; (D) holds the Shares for its own account; or (E) has materially breached the provisions of the Deposit Agreement relating to it (including, without limitation, Section 5.13 thereof) and has failed to cure such breach within a reasonable time.

(b)           In the Deposit Agreement the Company has agreed that it shall be solely liable for any act or failure to act on the part of the Russian Share Registrar (other than such act or failure to act on the part of the Russian Share Registrar arising as a result of any act or failure to act of the Depositary or its agents acting hereunder or the Custodian) and that the Company shall be solely liable for the unavailability of Deposited Securities or for the failure of the Depositary to make any distribution of cash or other distributions with respect thereto as a result of (i) any act or failure to act of the Company or its agents, the Russian Share Registrar (other than such act or failure to act on the part of the Russian Share Registrar arising as a result of any act or failure to act of the Depositary or its agents acting hereunder or the Custodian), or their respective directors, officers, employees, agents or Affiliates, (ii) any provision of any present or future Charter of the Company or any other instrument of the Company governing the Deposited Securities, or (iii) any provision of any securities issued or distributed by the Company, or any offering or distribution thereof.

(c)           The Depositary agrees for the benefit of Owners and Beneficial Owners of American Depositary Receipts that the Depositary or the Custodian shall reconcile regularly the number of Deposited Securities registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement. The Company and the Depositary have agreed in the Deposit Agreement that, for the purposes of the rights and obligations under the Deposit Agreement of the parties thereto and hereto, the records of the Depositary and the Custodian shall be controlling for all purposes with respect to the number of Shares or other Deposited Securities which should be registered in the name of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the terms of the Deposit Agreement.  The Depositary has agreed that it shall, and shall cause the Custodian to, at any time and from time to time use all reasonable efforts to ensure the accuracy and completeness of all information set forth in the records of the Depositary, the Custodian or their respective nominees, as applicable, pursuant to the Deposit Agreement with respect to Shares or other Deposited Securities registered in the name of any of them. The Depositary has agreed that it will instruct the Custodian to maintain custody of all duplicative share extracts (or other evidence of verification) provided to the Depositary, the Custodian or their respective agents. In the event of any material discrepancy between the records of the Depositary or the Custodian and the Share Register, then, if the Depositary has knowledge of such discrepancy, the Depositary shall notify the Company promptly. In the event of discrepancy between the records of the Depositary or the Custodian and the Share Register, the Company has agreed that (whether or not it has received any notification from the Depositary) it will (i) use its reasonable efforts to cause the Russian Share Registrar to reconcile its records to the records of the Depositary or the Custodian, as applicable, and to make such corrections or revisions in the Share Register as may be necessary in connection therewith, and (ii) to the extent the Company is unable to so reconcile such records, and the number of Shares reflected in the records of the Russian Share Registrar differs by more than one-half of one percent from the number of Shares reflected in the records of the Depositary or the Custodian, promptly instruct the Depositary to notify the Owners of the existence of such discrepancy. Upon receipt of the Company’s instructions to notify the Owners of such discrepancy, the Depositary shall give such notification promptly to the Owners pursuant to Section 4.09 of the Deposit Agreement (it being understood that the Depositary at any time may give such notification to the Owners, whether or not it has received instructions from the Company) and shall promptly cease issuing Receipts pursuant to Section 2.02 of the Deposit Agreement until such time as, in the opinion of the Depositary, such records have been appropriately reconciled.

24.	DISCLOSURE OF INTERESTS.

To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Owners and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable Company instructions in respect thereof. The Company may from time to time request Owners to provide information as to the capacity in which such Owners own or owned Receipts and regarding the identity of any other persons then or previously having a beneficial interest in such Receipts and the nature of such interest and various other matters.  Each Owner agrees to provide any information requested by the Company pursuant to Section 3.04 of the Deposit Agreement.  The Depositary has agreed to comply with reasonable written instructions received from time to time from the Company requesting that the Depositary forward any such requests to the Owners and to forward to the Company any such responses to such requests received by the Depositary.  Each Owner agrees to provide any information requested pursuant to this Article 24.  The Company reserves the right to instruct Owners and Beneficial Owners to deliver their American Depositary Shares for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Owner and/or Beneficial Owner as a holder of Shares and Owners and Beneficial Owners agree to comply with such instructions.   The Depositary agrees to cooperate with the Company in its efforts to inform Owners of the Company's exercise of its rights under this Article and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Owner.